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                            Cash Management Agreement

         This Agreement ("Agreement") is made and entered into this 6th day of May, 1999 between American ATM Corp ("ATM Owner"), a Florida corporation (corporation/partnership/sole partnership) whose principal place of business is located at 5061 North Dixie Highway, Boca Raton, FL 33431 and Lynk Systems, Inc., a Georgia corporation, with principal offices at 600 Morgan Falls Road, Suite 260, Atlanta, GA 30350 ("Operator").

         WHEREAS, ATM Owner is the owner of the Automated Teller Machine equipment ("ATM's); and

         WHEREAS, ATM Owner desires Operator to provide cash management services that include cash ("Rent Cash") and other related services to one or more ATM's set forth in Exhibit A;

         NOW, THEREFORE, in consideration of the premises, the premises set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    SECTION 1
                                   Definitions

         The following term shall have the following meanings when used herein:

         1. "Regulation E" shall mean Regulation E governing Electronic Funds Transfers, as promulgated by the Board of Governors of the Federal Reserve System and as found at 12 DGR Section
                  205.1 et seq,

         2. "Funding Bank" is the bank responsible for providing Rent Cash for the ATM's owned by ATM Owner and whose cash requirements are to be managed by Operator.

         3. "Correspondent Bank Account" shall mean the account(s) maintained solely by Funding Bank through which Rent Cash is disbursed to bonded cash transfer service organizations ("Armored Services") in accordance with written instructions from Operator under this Agreement and into which returned cash is deposited by the contract Armored Services.

         4. "Prime Rate" shall mean the current prime rate as reported in the Wall Street Journal as set forth on the first business day of the month following the Funding Month, as hereinafter defined.

         5. "Cash Management Expenses", as defined further in Section 4 below, shall mean any fees earned by Operator in accordance with this Agreement and expenses paid by Operator on behalf of ATM Owner to third parties.


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                                    SECTION 2
                             Duties of the ATM Owner

2.1 Compliance with Applicable Rules and Regulations. ATM Owner shall at all times abide by, operate in accordance with and comply with all applicable network rules and regulations and all applicable banking laws and regulation, including Regulation E, as well as rules and stipulations of this Agreement and Funding Bank.

2.2 Liability of ATM Owner to Funding Bank. ATM Owner acknowledges and agrees that it is reasonable for any and all obligations which are imposed upon Funding Bank relating to the funding of ATM's whether by Network Armored Service or others under applicable laws and regulations.

2.3 Relocation of ATM's. In the event that ATM Owner determines in its sole discretion that one or more ATM's are not generating adequate volume to support continued operation in a location, ATM Owner may, upon prior written notice to Operator and payment of a processing termination fee set forth in Exhibit B, relocate ATM's to another location of its choice. Relocation of ATM's shall e treated as a new installation in accordance with Exhibit B.

2.4      Insure Hardware.  ATM Owner will provide insurance on ATM hardware.

2.5 Escrow Account. ATM Owner agrees to establish and fund a non-interest bearing Escrow Account which at all times hereafter shall have a minimum monthly balance equal to the greater of $10,000 or one (1) month's projected Cash Management Expenses as described in Exhibit B and Addendums attached hereto ("Escrow Account"). In the event ATM Owner fails to pay invoices as required under this Agreement. Operator may terminate this Agreement and deduct outstanding invoices incurred by Operator on behalf of ATM Owner. Operator has the right to review the Cash Management Expenses on a quarterly basis and may require ATM Owner to increase or decrease the amount of the Escrow Account, depending upon Cash Management Expenses incurred by Operator. If at any time the Escrow Account fails to __________ less than fifty percent (50%) of the amount specified in Exhibit B. ATM Owner shall promptly restore the amount of the Escrow Account to the full amount. If AMT Owner fails to restore such amount within fifteen (15) days of receipt of notice thereof from Operator, Operator may immediately terminate this Agreement. Within sixty (60) days of any termination of this Agreement , Operator will reimburse ATM Owner the amount that remains in the Escrow Account less any outstanding invoices and expenses incurred by Operator on behalf of ATM Owner.



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                                    SECTION 3
                               Duties of Operator


3.1 Cash Management of ATM's. Operator will provide the following services to ATM owner either directly or indirectly through third party agreement(s).

         (a)      Operator will contract with a Funding Bank to provide Rent
                  Cash
         (b) Operator or Funding Bank will provide insurance on Rent Cash.Such insurance shall include all risk of loss or damage to the Rent Cash, excluding that caused by ATM Owner or the Armored Services provider contracted by Operator. The deductible shall be as set forth in Exhibit B.
         (c) Operator or Funding Bank will establish Correspondent Bank Accounts at locations within the proximity to ATM's owned by ATM Owner.
         (d) Operator will establish and maintain contracts for Armored Services and first line maintenance for ATM Owner.
         (e) Operator will order Rent Cash, schedule replenishment, contact Armored Services, first line or second line companies for unscheduled visits and return surplus cash as needed.

3.2 Processing of ATM Transactions. Under a separate Processing Agreement, Operator will process transactions for all of the ATM's covered for services hereunder.

3.3 Establishment of Services. Upon receipt of all _______ information provided in Exhibit A from ATM Owner, Operator has up to forty-five
         (45) days to establish contracts with third party vendors and bring the ATM into operation with Rent Cash.

3.4 Handling of Physical Cash. Excluding the maintenance services provided by ATM Owner, Operator shall at all times have sole and complete control of and over the Rent Cash and may determine who and under what circumstances other persons or entities may have access to the Rent Cash.

                                    SECTION 4
                                    Expenses

         Cash Management Expenses earned directly by Operator or paid by Operator on behalf of ATM Owner include but are not limited to:

4.1 Armored Services. ATM Owner shall be responsible for and reimburse Operator for all expenses incurred by Operator for Armored Services provided at ATM's. Included in these expenses are charges for emergency cash replenishment.

4.2 First Line Maintenance. ATM Owner shall be responsible for and reimburse Operator for all expenses incurred by Operator relating to the contract with the provider of first line maintenance, which services include, but shall not be limited to clearing paper and bills


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         jams , supply replenishment and services required to return ATM's to operational status.

4.3 Cash Management Fees. ATM Owner agrees to pay Operator the monthly per-ATM fees assessed by Operator in accordance with Exhibit B. The Cash Management Fee includes overhead to Operator for its activities hereunder, including managing, overseeing and being responsible for any subcontracted services and service providers.

4.4 Funding Fee. ATM Owner shall be responsible for and reimburse Operator for all expenses incurred by Operator for Rent Cash ("Funding Fees"), which shall be calculated as follows: the average daily balance of all Rent Cash provided by Funding Bank to ATM's during the month shall be multiplied by the number of days in the Funding Month, which result is then divided by 365. The Funding Fee will begin accruing the day the Funding Bank initiates a wire to replenish ATM's and will end on (and include) the day the Funding Bank receives Rent Cash removed from ATM's.

4.5 Correspondent Bank Account(s). ATM Owner shall be responsible for and reimburse Operator for all expenses incurred by Operator related to the maintenance of all Correspondent Bank Account(s). ATM Owner acknowledges and agrees that these fees are not fixed and may vary from month to month depending on the activity on the account.

4.6 Rent Cash Insurance. ATM Owner shall be responsible for and reimburse Operator for all expenses incurred by Operator for all insurance premiums paid by Operator on behalf of ATM Owner. In the event of a loss or claim, ATM Owner shall be responsible for any deductibles on the ATM funding related to the claim. See Exhibit B for deductible amount.

4.7 Payment of Expenses. ATM Owner authorizes Operator to set off accumulated monthly Cash Management Expenses against Residuals due ATM Owner from Network Interchange revenues collected by Operator per the ATM Processing Agreement. Any shortage of revenue to cover expenses will result in Operator submitting an invoice to ATM Owner. Such invoice shall be payable net ten (10) days from receipt of invoice. Any revenue surplus will be mailed in the form of a check to ATM Owner within fifteen (15) business days. If at any time ATM Owner fails to pay for Cash Management Expenses detailed in invoices produced by Operator, or if Agreement is terminated for cause, Operator reserves the right to deduct invoice amounts from Escrow Account.



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                                    SECTION 5
                                 Indemnification

5.1 Indemnification by ATM Owner. ATM Owner agrees to indemnify, defend and hold harmless Operator, its officers, directors, employees, agents, affiliates and assigns from and against any and all losses, cost, claims, damages, fines, penalties, expenses (including attorney's fees) or liabilities that may occur as a result of (i) any failure of ATM Owner, or of any entity owner or controlled by ATM Owner or with whom ATM Owner contracts to fulfil any of ATM Owner's duties or obligations under this Agreement or under the Bylaws and Operating Regulations;
         (ii) ATM Owner's compliance with the terms of or its duties under this Agreement, including contracting with third; (iii) any failure to comply with applicable laws, rules or regulations; or (iv) otherwise in respect of or resulting from Operator's funding of ATM's Owner's ATM's.

5.2 Indemnification by Operation. Operator agrees to indemnify and hold harmless ATM Owner and its officers, directors, employees, agents, affiliates and permitted assigns from and against any al all losses, costs, claims, damages, fines, penalties, expenses (including attorney's fees) or liabilities they may incur arising out of any breach by Operator of its obligations under this Agreement.

                                   SECTION 6
                              Term and Termination

6.1 Term. Except as otherwise provided herein, the term of this Agreement shall be five (5) years from date of execution by both parties ("Term"), which Term shall automatically renew for successive periods of five (5) years unless terminated in writing by either party at least sixty (60) days prior to the expiration of the then-current five
         (5)-year term.

6.2 Right to Terminate Upon Breach. Either Party to this Agreement may terminate this Agreement upon a breach of any of its terms, which breach may include, but shall not be limited to any of the following:

         (a) The failure of either Party to this Agreement to cure a breach within thirty (30) days of receipt from the non-breaching party of written notice thereof;

         (b) If either Party (i) becomes insolvent; (ii) fails to pay its debts or perform its obligations in the ordinary course of business as they mature; or (ii) becomes this subject of any voluntary or involuntary proceeding in bankruptcy, liquidation, dissolution, receivership, attachment or composition for the benefit of creditors, and the Party terminating this Agreement provides written notice thereof to such other Party.

         (c) ATM Owner or its representative accesses the vault section of an ATM for services or maintenance in the absent of a representative of the Armored Service providing services to the ATM.



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         Upon occurrence of a breach, all Rented Cash will be removed from the
ATM's immediately.

6.3 Right to Terminate by Funding Bank. Notwithstanding anything to the contrary contained herein, Funding Bank shall have the right to terminate the agreement with Operator, upon which occurrence Operator may terminate this Agreement with ATM Owner, in the event (a) any federal or state regulatory agency with authority over Funding Bank requires or requests, in writing, that Funding Bank terminate the Agreement; (b) the Board of Directors of Funding Bank, its parent holding company or any federal or state regulatory agency with authority over Funding Bank, determines that Funding Bank's continued performance under the terms of this Agreement would constitute an unsafe or unsound banking practice, and so certifies to ATM Owner in writing, or (c) the President of Funding Bank determines in his sole discretion, that Funding Bank could be exposed to potential financial risks or (d) the armored car service violates or does not comply with the ARMORED CAR SERVICE ADDENDUM. Termination shall become effective under Subsection (a) three (3) months after written notice unless, in the event of a "required" termination, the regulatory agency requiring or requesting termination specifies a termination date less than three
         (3) months after written notice, in which event termination shall become effective as required or requested by the agency. Termination shall become effective under Subsections (b) and (c) thirty (30) days after written notice to ATM Owner.

6.4 Right to Terminate for Non-Payment. If ATM Owner fails to pay any unpaid fees or other amounts due Operator after fifteen (15) days' written demand, Operator may terminate this Agreement without further notice.

6.5 Effect of Termination. Notwithstanding anything to the contrary contained herein, in the event of any termination of this Agreement., the obligations of ATM Owner under Section 4 and 5 of this Agreement for fees, expenses or other obligations incurred prior to the effective date of termination, shall survive termination of this Agreement. ATM Owner shall also be responsible for all post-termination fees resulting from retrieval of Rented Cash from ATM's.

                                    SECTION 7
                               General Provisions

7.1 Notices. Notices to either party shall be considered delivered when mailed registered or certified mail, return receipt requested, to the address below; or to such other address specified by each of the parties from time to time:

         If to Lynk Systems:
         Lynk Systems, Inc.
         600 Morgan Falls Road, Suite 260
         Atlanta, GA 30350




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         Attn: Steve Stevenson

         If to ATM Owner:
         American ATM Corp.
         5061 North Dixie Highway
         Boca Raton, FL 33431

7.2 Assignment. ATM Owner agrees that an assignment of this Agreement may not occur without the prior notification and written consent of Operator, such consent not to be reasonably withheld.

7.3 Entire Agreement. This Agreement together with any other documents referred to herein, constitutes the entire agreement between the parties relating to the subject matter hereof, and may not be changed orally but only by a written instrument signed by an authorized officer of each party.

7.4 Modification. This Agreement may not be modified or amended except by an instrument in writing executed by each of the parties hereto.

7.5 Waivers. One or more waivers of any covenant by Merchant of Operator hereunder shall not be construed as a waiver of a subsequent breach of the same or any other covenant or condition herein. The waiver or exercises of any legal right hereunder shall not be construed as waiver of any other action or right Merchant or Operator may have pursuant to the terms of this Agreement or otherwise.

7.6 Headings. The descriptive section headings in this Agreement are for purposes of reference only and shall not limit or affect ant of the terms herein.

7.7 Force Malcum. Notwithstanding any other provision of this Agreement, the requirement that a party perform any act or fulfill any requirement of this Agreement by a time certain hereunder may be fulfilled at a subsequent time if the delay arises out of any of the following causes beyond the control and without the fault or negligence of the party (the "Relying Party") otherwise chargeable with the delay, an act of civil or military authority, fire, lock-out or other labor dispute, flood, war, riot, theft, earthquake, natural disaster, default of common carrier, or other cause beyond the control of the Relying Party, provided however that the Relying Party shall notify the other party promptly of the delay and its cause.

7.8 Governing Laws Consent for Jurisdiction. This Agreement shall be governed by, interpreted and construed in all respects in accordance with and under the laws of the State of Georgia. The Parties hereto irrevocably consent to the jurisdiction of the state and federal courts located in Atlanta, Georgia, and agree that any action, suit or proceeding (except actions for injunctive relief, which actions may be brought in any applicable jurisdiction) by or between the Parties hereto shall be brought in any court in Atlanta, Georgeia, waiving any objection which the party may now or hereafter have to



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         the choice of forum whether such objection is based upon lack of personal jurisdiction, improper forum, forum non conveniens or any other ground.

7.9 Each of the Parties hereto hereby irrevocably consents to the service of process outside of the territorial jurisdiction of said counts by mailing copies hereof by registered or certified mail, postage prepaid to such Party's last known address with the same effect as if the Party were a resident, of the State of Georgia and had been lawfully served in such State. Nothing in this Agreement shall affect the right to service of process in any other manner permitted by law. Each of the Parties hereto further agrees that the final judgment against it in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction within or outside the State of Georgia by suit on the judgment, a certified or examplified copy of which constituting conclusive evidence of he fact and the amount of such judgment.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.


LYNK SYSTEMS, INC.                            AMERICAN ATM CORP.
Operator                                      ATM Owner


By: /s/ [illegible]                           By:  /s/ Carmen Panizzi
    -------------------------------              ------------------------------

Name: MP Stevenson                            Name:   Carmen Panizzi
     ------------------------------                 ---------------------------

Title: CFO                                    Title:      V.P. ATM Operations
      -----------------------------                  --------------------------

Date: 5-7-99                                  Date:      5/6/99
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